Exhibit 21.1

List of Subsidiaries

Company Name	Place/Date of Incorporation	Principal Activities
Leader Financial Group Limited	Seychelles / March 6,2017	Investment Holding

JFB Internet Service Limited	Hong Kong / July 6,2017	Operator of FinTech app platform

Nice Products Inc.	BVI / December 17,2018	Investment Holding

LOC Weibo CO., Ltd.	Taiwan / September 29,2017	Software development, project management and marketing arms

Beijing DataComm Cloud Media Technology Co., Ltd.	China / April 16,2013	Software development